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                           ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT is made as of the 15th day of October, 1999, by and between Cox Radio, Inc. ("Seller"), and Hispanic Broadcasting Corporation ("Purchaser").

                             W I T N E S S E T H:

         WHEREAS, Seller is the licensee of Radio Stations KACE(FM) and KRTO(FM) (collectively, the "Stations"), licensed to Inglewood, California and West Covina, California, respectively, and authorized by the Federal Communications Commission (the "Commission" or "FCC"), and the Seller owns the assets which are used in the operation of the Station; and

         WHEREAS, the Seller desires to sell to Purchaser, and Purchaser desires to purchase from the Seller, certain of the radio station properties and assets relating to the Station as described herein under the terms and conditions herein set forth;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto agree as follows:

1.       PURCHASE AND SALE OF ASSETS.

         1.1 PURCHASE AND SALE OF STATION ASSETS. Subject to the conditions set forth in this Agreement, at the Closing (as defined hereinafter), the Seller shall assign, transfer, convey and deliver to Purchaser, and Purchaser shall purchase from the Seller, all right, title and interest in and to the following assets relating to the Station (the "Purchased Assets"), free and clear of all liens, security interests, charges, encumbrances and rights of others (other than liens and charges for which a proration adjustment is made pursuant to Section 15.2 hereof):

         (a) All licenses, construction permits or authorizations issued by or pending before the FCC or any other governmental authority for use in the operation of the Stations that are set forth on Schedule I attached hereto, together with any and all renewals, extensions and modifications thereof (the "Governmental Licenses");

         (b) All real and personal property, tangible or intangible, owned by Seller which is necessary to the operation of the Stations as currently operated, including broadcast towers and antennas, main and back-up transmitters and generators, STL and/or T-1 equipment, on-air control and studio equipment, production studio equipment, engineering shop equipment exclusive to the Stations, antennae for the Stations, feed lines, accessories, vans and other vehicles, promotional materials, inflatables, and tapes and record libraries, together with replacements thereof and additions thereto made between the date hereof and the Closing, listed on Schedule II hereto;

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         (c)   Programming materials, market data, research and similar items relating to the Stations' intellectual property (to the extent that Seller has any transferable interest therein);

         (d) The KACE(FM) and KRTO(FM) call letters, trademarks, tradenames, internet domain names and web properties specifically designed and operated for the Stations, listed on Schedule III hereto;

         (e) All deposits made by the Seller to third parties in connection with the transmitter site and the Assumed Contracts (defined below), for which proration shall be made in accordance with Section 15.2; and

         (f) Copies of the Stations' FCC logs, all materials maintained in the Stations' FCC public file, technical data and records relating to the Purchased Assets.

The foregoing notwithstanding, in no event shall the Purchased Assets be deemed to include (i) the cash and cash equivalents of the Seller (except for normal and customary deposits), (ii) any accounts receivable, notes receivable or other receivables of the Seller (including tax refunds), (iii) the Seller's corporate seal, minute books, charter documents, corporate stock record books and other books and records that pertain to the organization of Seller, (iv) securities of any kind owned by Seller, (v) insurance contracts or proceeds thereof or (vi) claims arising out of acts occurring before the Closing Date.

         1.2 ASSUMED CONTRACTS. At the Closing, the Purchaser shall assume the specified contractual obligations of the Stations listed on Schedule IV hereto (the "Assumed Contracts"), and the Purchaser agrees to pay and perform the Assumed Contracts after the Closing Date. Except as specifically set forth on such Schedule IV, Purchaser does not assume and shall in no event be liable for any debt, obligation, responsibility or liability of the Stations or Seller, including without limitation, employee obligations, taxes, accounts payable and barter obligations of the Stations.

2.       CONSIDERATION; CLOSING.

         2.1 PURCHASE PRICE. The consideration to be received by the Seller in exchange for the Purchased Assets shall be $75 million.

         2.2   TIME OF CLOSING.

         (a) A closing (the "Closing") for the sale and purchase of the Purchased Assets shall be held at the offices of Crouch & Hallett, L.L.P. at 717
N. Harwood, Suite 1400, Dallas, Texas (or such other place as may be agreed upon by the parties in writing). The Closing shall occur on such date (the "Closing Date") that

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is the 10th business day after the FCC Order (defined below) has become a Final
Order (defined below); provided that the Seller may accelerate the Closing Date to any date after the FCC Order has been issued upon 15 business days prior written notice of such acceleration. The Closing shall be deemed to be effective as of 12:01 a.m. on the Closing Date.

         (b) In order to consummate the transfer of the Purchased Assets, Seller and Purchaser agree to file, within five business days after the date hereof, an assignment of license application (the "Application") requesting FCC consent to the assignment from the Seller to Purchaser of all Governmental Licenses relating to the operation of the Stations. The parties agree that the Application will be prosecuted with commercially reasonable best efforts, in good faith and with due diligence. The parties agree to use their commercially reasonable best efforts to file additional information or amendments requested by the FCC orally or in writing within five business days after such request and, in any event, to commence preparation of such additional information or amendments immediately upon request and to complete and file the same with the FCC as rapidly as practical. Each party will be solely responsible for the expenses incurred by it in the preparation, filing and prosecution of the Application (it being understood that the parties will bear equally the FCC filing fee). As used herein, the term "FCC Order" shall mean that the FCC staff has granted or given its consent, without any condition materially adverse to Purchaser or Seller, to the assignment of the Governmental Licenses; and the term "Final Order" shall mean that the FCC Order shall have become final, that the time period for filing any protests, requests for stay, reconsideration by the FCC, petitions for rehearing or appeal of such order shall have expired, and that no protest, request for stay, reconsideration by the FCC, petition for rehearing or appeal of such order shall be pending.

         (c) To the extent required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act"), the parties further agree to use their best efforts to make any necessary filings under the HSR Act. The fees associated with any filings made pursuant to the HSR Act shall be paid equally by the Purchaser and the Seller.

         2.3 CLOSING PROCEDURE. At the Closing, the Seller shall deliver to Purchaser such bills of sale, instruments of assignment, transfer and conveyance and similar documents as Purchaser shall reasonably request. Against such delivery, Purchaser shall (i) issue and deliver to Seller the purchase price in accordance with Section 2.1 above and (ii) execute and deliver the assumption agreements with respect to the Assumed Contracts as are contemplated by Section
1.2 hereof. Each party will cause to be prepared, executed and delivered all other documents required to be delivered by such party pursuant to this Agreement and all other appropriate and customary documents as another party or its counsel may reasonably request for the purpose of consummating the transactions contemplated by this Agreement. All actions taken at the Closing shall be deemed to have been taken simultaneously

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at the time the last of any such actions is taken or completed.

3.       REPRESENTATIONS AND WARRANTIES OF THE SELLER.

         The Seller hereby represents and warrants to the Purchaser, as follows:

         3.1 ORGANIZATION; GOOD STANDING. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware, and has all requisite corporate power and authority to own and lease its properties and carry on its business as currently conducted.

         3.2 DUE AUTHORIZATION. Subject to the FCC Order and the Final Order, the Seller has full power and authority to enter into and perform this Agreement and to carry out the transactions contemplated hereby. The Seller has taken all necessary corporate action to approve the execution and delivery of this Agreement and the transactions contemplated hereby. This Agreement constitutes the legal, valid and binding obligation of the Seller, enforceable against it in accordance with its terms, except as may be limited by the availability of equitable remedies or by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally.

         3.3 EXECUTION AND DELIVERY. Neither the execution and delivery by the Seller of this Agreement nor the consummation by it of the transactions contemplated hereby will: (i) conflict with or result in a breach of the Articles of Incorporation or bylaws of Seller (ii) to Seller's knowledge, subject to the FCC Order and Final Order and the making of any required filings under the HSR Act, violate any statute, law, rule or regulation or any order, writ, injunction or decree of any court or governmental authority, which violation, either individually or in the aggregate, might reasonably be expected to have a material adverse effect on the business or operations of the Seller or Purchaser's ownership of the Purchased Assets; or (iii) violate or conflict with or constitute a default under (or give rise to any right of termination, cancellation or acceleration under), or result in the creation of any lien on any of the Purchased Assets pursuant to, any material agreement, indenture, mortgage or other instrument to which the Seller is a party or by which it or its assets may be bound or affected. As used throughout this Agreement, "to Seller's knowledge" shall mean to the actual knowledge of Robert F. Neil, President and Chief Executive Officer of Seller, Richard Ferguson and Marc Morgan, Co-Chief Operating Officers of Seller and Maritza Pichon, Chief Financial Officer of Seller, which actual knowledge shall be based on reasonable and due inquiry.

         3.4 GOVERNMENTAL CONSENTS. No approval, authorization, consent, order or other action of, or filing with, any governmental authority or administrative agency is required in connection with the execution and delivery by the Seller of this Agreement or the consummation of the transactions contemplated hereby or thereby, other than those of the FCC or under the HSR Act.

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         3.5   TITLE TO PERSONAL PROPERTY ASSETS. Except for leased property, the Seller is the sole and exclusive legal owner of all right, title and interest in, and has good and marketable title to, all of the Purchased
Assets constituting personal property, free and clear of liens, claims and encumbrances except (i) liens for taxes not yet payable and (ii) the Assumed Contracts.

         3.6   TRANSMITTER SITES.

         (a) Seller has valid, binding and enforceable leasehold interests, which are (except as disclosed in the Transmitter Site Leases (defined below) relating thereto) free and clear of liens, claims, encumbrances, subleases or other restrictions known to Seller or relating to or caused by Seller or its operation of the Stations, in and to the transmitter sites from which the Stations' signals are broadcast, and the buildings, structures and improvements situated thereon (the "Transmitter Sites"). True, complete and correct copies of the leases evidencing such interests (the "Transmitter Site Leases") have been furnished to Purchaser. Neither Seller nor, to Seller's knowledge, any other party is in default under the Transmitter Site Leases and no notice of termination or default has been given.

         (b) Seller has not received any notice of, and has no knowledge of, any material violation of any zoning, building, health, fire, water use or similar statute, ordinance, law, regulation or code in connection with the Transmitter Sites. To the knowledge of Seller, no fact or condition exists which would result in the termination or impairment of access of the Stations to the Transmitter Sites or discontinuation of necessary sewer, water, electrical, gas, telephone or other utilities or services.

         (c) To Seller's knowledge, no hazardous or toxic material (as hereinafter defined) exists in any structure located on, or exists on or under the surface of, the Transmitter Sites which is, in any case, in material violation by Seller of applicable environmental law. For purposes of this Section, "hazardous or toxic material" shall mean waste, substance, materials, smoke, gas or particulate matter designated as hazardous, toxic or dangerous under any environmental law. For purposes of this Section, "environmental law" shall include the Comprehensive Environmental Response Compensation and Liability Act, the Clean Air Act, the Clean Water Act and any other applicable federal, state or local environmental, health or safety law, rule or regulation relating to or imposing liability or standards concerning or in connection with hazardous, toxic or dangerous waste, substance, materials, smoke, gas or particulate matter.

         3.7 CONDITION OF ASSETS. All of the Purchased Assets viewed as a whole and not on an asset by asset basis are in good condition and working order, ordinary wear and tear excepted, and are suitable for the uses for which intended, free from any known defects except such minor defects that do not interfere with the continued use thereof.

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         3.8   GOVERNMENTAL LICENSES. Schedule I lists and accurately describes all of the Governmental Licenses necessary for the lawful ownership and operation of the Stations and the conduct of their businesses, except where the failure to hold such Governmental License would not have a material adverse effect on the Stations. The Seller has furnished to Purchaser true and accurate copies of all of the Governmental Licenses. Each such Governmental License is in full force and effect and is valid under applicable federal, state and local laws; the Stations are being operated in compliance in all material respects with the Communications Act of 1934, as amended (the "Act"), and all rules, regulations and policies of the FCC; and to the knowledge of the Seller, no event has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) is reasonably likely to result in the revocation or termination of any Governmental License or the imposition of any restriction of such a nature as might adversely affect the ownership or operation of the Stations as now conducted, except for proceedings of a legislative or rule-making nature intended to affect the broadcasting industry generally. The Stations, their physical facilities, electrical and mechanical systems and transmitting and studio equipment are being operated in all material respects in accordance with the specifications of the Governmental Licenses. To Seller's knowledge, the Governmental Licenses are unimpaired by any act or omission of the Seller or any of the Seller's officers, directors or employees and the Seller has fulfilled and performed all of its obligations with respect to the Governmental Licenses and has full power and authority thereunder. To Seller's knowledge, no application, action or proceeding is pending for the renewal or modification of any of the Governmental Licenses. No event has occurred which, individually or in the aggregate, and with or without the giving of notice or the lapse of time or both, would constitute ground for revocation thereof and would have a materially adverse effect on the business or financial conditions of the Stations.

         3.9 REPORTS. The Seller has duly filed all reports required to be filed by law or applicable rule, regulation, order, writ or decree of any court, governmental commission, body or instrumentality and has made payment of all charges and other payments, if any, shown by such reports to be due and payable, except where the failure to so file or make payment would not have a material adverse effect upon the operations of the Stations. All reports required to be filed by the Seller with the FCC with respect to the Stations have been filed, except where the failure to so file would not materially and adversely affect the business, operations, properties, assets or conditions (financial or otherwise) of the Stations or which challenges the validity or propriety of any of the transactions contemplated by this Agreement. Such reports and disclosures are complete and accurate in all material respects.

         3.10 TAXES. All tax reports and returns required to be filed by or relating to the Purchased Assets or operations of the Stations (including sales, use, property and employment taxes) have been filed with the appropriate federal, state and local governmental agencies, and there have been paid all taxes, penalties, interest, deficiencies, assessments or other charges due as reflected on the filed returns or claimed to be due by such federal, state or local taxing authorities (other than taxes, deficiencies, assessments or claims which are being contested in good faith and which in the aggregate are not material); (ii) Seller has not received any written notice of any examinations or audits pending or unresolved examinations or audit issues with respect to the Seller's federal, state or local tax returns; (iii) all additional taxes, if any, assessed as a result of such examinations or audits have been paid; and (iv) to Seller's knowledge, there are no pending claims or proceedings relating to, or asserted for, taxes, penalties, interest, deficiencies or assessments against the Purchased Assets.

         3.11 LITIGATION. There is no order of any court, governmental agency or authority and no action, suit, proceeding or investigation, judicial, administrative or otherwise that is pending or, to Seller's knowledge, threatened against or affecting the Stations which, if adversely determined, might materially and adversely affect the business, operations, properties, assets or conditions (financial or otherwise) of the Stations or which challenges the validity or propriety of any of the transactions contemplated by this Agreement.

         3.12 CONTRACTS AND AGREEMENTS. The Stations are not in default with respect to any of the contracts contained on Schedule IV hereto, and, as of the Closing Date, the Stations will have paid all sums and performed all obligations under such contracts which are required to be paid or performed prior to the Closing Date. True and complete copies of such contracts have been delivered to Purchaser on or prior to the date hereof.

         3.13 INTANGIBLE PROPERTY. The Seller has, and after the Closing, Purchaser will have, the right to use the intangible property included in the Purchased Assets, free and clear of any royalty or other payment obligations. Seller's use of such intangible property does not conflict with, violate or infringe upon any rights of any other person or entity with respect to such intangible property and Seller has not received any notice of any such claimed conflict, violation or infringement.

         3.14 FINANCIAL STATEMENTS AND RECORDS OF THE BUSINESS. Seller has delivered or will deliver to Purchaser true, correct and complete copies of the unaudited financial statements for the Stations as of the end of the most recent calendar year end and the unaudited financial Statements of the Stations for the three, six or nine months ended for the most recent quarter end of the current calendar year. Since the date of such financial statements, the Stations have not suffered any change in their results of operations, working capital, assets, liabilities or condition (financial or otherwise) or the manner of conducting their business other than changes in the ordinary course of business that, individually or in the aggregate, have not had a material adverse effect on the business of the Stations.

         3.15 YEAR 2000. To Seller's knowledge, all operating system, application and other computer software included in the Purchased Assets is currently Year 2000 compliant, or to the extent that such software or hardware is not currently Year

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2000 compliant, Seller has in place and is implementing detailed plans to ensure that such software and hardware will be Year 2000 compliant no later than the Closing Date.
         3.16 FINDERS AND BROKERS. No person has as a result of any agreement entered into by the Seller any valid claim against any of the parties hereto for a brokerage commission, finder's fee or other like payment.

4.       REPRESENTATIONS AND WARRANTIES OF PURCHASER.

         Purchaser hereby represents and warrants to the Seller as follows:

         4.1 ORGANIZATION AND GOOD STANDING. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all requisite power and authority to own and lease its properties and carry on its business as currently conducted.

         4.2 DUE AUTHORIZATION. Subject to the FCC Order and Final Order, Purchaser has full power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser and constitutes the legal, valid and binding obligation of Purchaser, enforceable against it in accordance with its respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally or general equitable principles.

         4.3 EXECUTION AND DELIVERY. Neither the execution and delivery by Purchaser of this Agreement nor the consummation of the transactions contemplated hereby will: (i) conflict with or result in a breach of the Articles of Incorporation or Bylaws of Purchaser; (ii) subject to the FCC Order and Final Order and the making of any required filings under the HSR Act, violate any law, statute, rule or regulation or any order, writ, injunction or decree of any court or governmental authority; or (iii) violate or conflict with or constitute a default under (or give rise to any right of termination, cancellation or acceleration under) any indenture, mortgage, lease, contract or other instrument to which Purchaser is a party or by which it is bound or affected.

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         4.4   CONSENTS. No consent, approval, authorization, license, exemption of, filing or registration with any court, governmental authority, commission, board, bureau, agency or instrumentality, domestic or foreign, is required by Purchaser in connection with the execution and delivery of this Agreement or the consummation by it of any transaction contemplated hereby, other than the consent of the FCC or under the HSR Act. No approval, authorization or consent of any other third party is required in connection with the execution and delivery by Purchaser of this Agreement and the consummation of the transactions contemplated hereby, except as may have been previously obtained by Purchaser. Purchaser warrants that it is legally qualified to become a licensee of the Stations and is aware of no impediment to the approval by the FCC of the assignment of the Governmental Licenses to Purchaser.

         4.5 FINDERS AND BROKERS. No person has as a result of any agreement entered into by the Purchaser any valid claim against any of the parties hereto for a brokerage commission, finder's fee or other like payment.

         4.6 PURCHASER'S QUALIFICATION. The Purchaser is in all material respects qualified legally, financially and otherwise to be the licensee of the Stations, and has or shall have sufficient resources to pay in full all amounts due to the Seller under this Agreement when such amounts are due.

5.       CERTAIN COVENANTS AND AGREEMENTS.

         5.1 REASONABLE EFFORTS. Each of the Seller and Purchaser shall take all commercially reasonable action necessary to consummate the transactions contemplated by this Agreement and will use all necessary and reasonable means at its disposal to obtain all necessary consents and approvals of other persons and governmental authorities required to enable it to consummate the transactions contemplated by this Agreement. Except as otherwise provided herein, each of the Seller and Purchaser acknowledges and agrees that it shall pay all costs, fees and expenses incurred by it in obtaining such necessary consents and approvals. Each party shall make all filings, applications, statements and reports to all governmental agencies or entities which are required to be made prior to the Closing Date by or on its behalf pursuant to any statute, rule or regulation in connection with the transactions contemplated by this Agreement, and copies of all such filings, applications, statements and reports shall be provided to the other. If the FCC determines that the transactions contemplated hereby or a portion thereof are inconsistent or violative of FCC rules or regulations, the parties agree that they will negotiate in good faith to amend, modify or restructure the transactions contemplated hereby so as to be consistent with FCC rules and regulations.

         5.2 PUBLIC ANNOUNCEMENTS. Prior to the Closing Date, all public announcements and other publicity relating to the transaction contemplated by this Agreement shall be jointly planned and agreed to by the Seller and Purchaser.

         5.3 ORDINARY COURSE OF BUSINESS. During the period from the date hereof to the Closing Date, unless the prior consent of Purchaser is first obtained, the Seller shall use its commercially reasonable best efforts to
(i) conduct the operations of the Stations in the ordinary course of business consistent with past and current practices and (ii) not knowingly take any action which would cause any representation contained in Article 3 to be untrue as of the Closing Date.

         5.4 SECTION 1031 ASSET CHANGE. The Seller intends that the transfer of the Purchased Assets contemplated by this Agreement will be part of an exchange of assets that will qualify, pursuant to Section 1031 of the Internal Revenue Code and regulations thereunder, as a deferred like-kind exchange by Seller. In keeping with that intention, it is expressly acknowledged that Seller, its assignee or transferee, may, at or prior to Closing, assign its rights (in whole or in part) under this Agreement to a qualified intermediary as defined in Treasury regulation section 1.103(k)-1(g)(4), or a similar entity or arrangement ("Qualified Intermediary"), subject to all of Seller's rights and obligations herein and shall promptly provided written notice of such assignment to Purchaser. Purchaser shall cooperate with the reasonable requests of the Seller's Qualified Intermediary in arranging and affecting this exchange and any additional exchange as would qualify under Section 1031 of the Internal Revenue Code; provided that, Seller shall reimburse to Purchaser any costs and expenses incurred by Purchaser directly and solely as a result of Seller's use of a Qualified Intermediary to consummate the transaction contemplated herein. Without limiting the generality of the foregoing, if Seller has given notice of its intention to affect an exchange using a Qualified Intermediary, Purchaser shall promptly provide Seller with written acknowledgment of such notice. If requested by Seller, Purchaser shall pay the Purchase Price for the Purchased Assets to the Qualified Intermediary of Seller (and not to Seller), and such payment shall satisfy the obligations of Purchaser to make payment of the Purchase Price herein. Seller's assignment to a Qualified Intermediary will not relieve Seller of any of its duties or obligations herein. Except for the obligations of Purchaser set forth in this Section, Purchaser shall not have any liability or obligation to Seller for the failure of the contemplated exchange to qualify as a like kind of exchange under Section 1031 of the Internal Revenue Code unless such failure is the result of the material breach by Purchaser of its representations, warranties, covenants and obligations herein.

         5.5 RIGHT TO HIRE EMPLOYEES. Seller hereby grants to the Purchaser the right, but not the obligation, after the Closing, to offer employment to any employee of Seller involved in the operation of the Stations prior to the Closing.

         5.6 THIRD PARTY CONSENTS. By the Closing Date, the Seller will use all commercially reasonable efforts to obtain all consents from any person or entity which are required in connection with the execution and delivery by Purchaser of this Agreement and the consummation of the transactions contemplated hereby, which consents are described on Schedule V.

6.       CONDITIONS TO PURCHASER'S CLOSING.

         All obligations of Purchaser under this Agreement shall be subject to the fulfillment at or prior to the Closing of the following conditions, it being understood that Purchaser may, in its sole discretion, waive any or all of such conditions in whole or in part:

         6.1 REPRESENTATIONS, ETC. The Seller shall have performed in all material respects the covenants and agreements contained in this Agreement that are to be performed by it at or prior to the Closing, and the representations and warranties of the Seller contained in this Agreement shall be true and correct in all material respects as of the Closing Date with the same effect as though made at such time (except as contemplated or permitted by this Agreement).

         6.2 CONSENTS. All consents and approvals from the FCC and governmental agencies required to consummate the transactions contemplated by this Agreement shall have been obtained without material cost or other materially adverse consequence to Purchaser and shall be in full force and effect, and the FCC Order shall, at the Closing, be in full force and effect.

         6.3 NO ADVERSE LITIGATION. No order or temporary, preliminary or permanent injunction or restraining order shall have been entered and no action, suit or other legal or administrative proceeding by any court or governmental authority, agency or other person shall be pending or threatened on the Closing Date which may have the effect of (i) making any of the transactions contemplated hereby illegal or (ii) materially adversely affecting the value of the Purchased Assets.

         6.4 TRANSMITTER SITE LEASES. Seller shall have renegotiated, amended and reexecuted the Transmitter Site Lease for KACE(FM), which lease shall be in substantially the same form as Attachment A hereto. The Transmitter Site Lease for KRTO(FM) shall be deemed to include that certain letter dated October _____, 1999 from Glendale Electronics to Cox Radio, Inc., which lease shall be in the form attached hereto as Attachment B. The lessors of the Transmitter Site Leases shall have consented to the assignment of such amended Transmitter Site Leases to Purchaser without additional cost to the Purchaser.

         6.5 CLOSING DELIVERIES. Purchaser shall have received each of the documents or items required to be delivered to it pursuant to Section 8.1 hereof.

7.       CONDITIONS TO SELLER'S CLOSING.

         All obligations of the Seller under this Agreement shall be subject to the fulfillment at or prior to the Closing of the following conditions, it being understood that the Seller may, in its sole discretion, waive any or all of such conditions in whole or in part:

         7.1 REPRESENTATIONS, ETC. Purchaser shall have performed in all material respects the covenants and agreements contained in this Agreement that are to be performed by Purchaser as of the Closing, and the representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects as of the Closing Date with the same effect as though made at such time (except as contemplated or permitted by this Agreement).

         7.2 NO ADVERSE LITIGATION. No order or temporary, preliminary or permanent injunction or restraining order shall have been entered and no action, suit or other legal or administrative proceeding by any court or governmental authority, agency or other person shall be pending or threatened on the Closing Date which may have the effect of (i) making any of the transactions contemplated hereby illegal or (ii) materially adversely affecting the value of the Purchased Assets.

         7.3 CLOSING DELIVERIES. The Seller shall have received each of the documents or items required to be delivered to it pursuant to Section 8.2.

         7.4 CONSENTS. All consents and approvals from the FCC and governmental agencies required to consummate the transactions contemplated by this Agreement shall have been obtained without material cost or other materially adverse consequence to Seller and shall be in full force and effect, and the FCC Order shall, at the Closing, be in full force and effect.

8.       DOCUMENTS AND ITEMS TO BE DELIVERED AT CLOSING.

         8.1 TO PURCHASER. At the Closing, there shall be delivered to
Purchaser:

         (a) The bills of sale, agreements of assignment and similar instruments of transfer to the Purchased Assets contemplated by Section 2.3 hereof.

         (b) A certificate, signed by an executive officer of Seller, as to the fulfillment of the conditions set forth in Sections 6.1 through 6.3 hereof.

         (c) If the Closing occurs prior to the Final Order, an Unwind Agreement in the form of Exhibit A hereto (the "Unwind Agreement").

         (d) An adjustment for increases in the license fees equal to the product of (a) the difference between: (i) the monthly amount owed by Purchaser under the amended Transmitter Site Lease for KACE(FM) from and after the Closing Date through the expiration of the term of such Lease and
(ii) $700 multiplied by (b) the number of months that Purchaser will pay the license fee after the Closing Date under such amended Transmitter Site Lease. The adjustment amount shall: (i) be adjusted to reflect its present value calculated by using an interest rate of seven percent (7%), (ii) be paid in cash at the Closing, and (iii) not exceed $50,000.

         8.2 TO SELLER. At the Closing, there shall be delivered to the
Seller:

         (a) The purchase price contemplated by Section 2.1 hereof, in the form of wire transfer or cashier's or certified check as the Seller may direct.

         (b) A certificate, signed by an executive officer of Purchaser, as to the fulfillment of the conditions set forth in Sections 7.1 and 7.2 hereof.

         (c) An assumption agreement pursuant to which Purchaser shall assume the Assumed Contracts.

         (d) If the Closing occurs prior to the Final Order, the Unwind
Agreement.

9.       SURVIVAL.

         All representations, warranties, covenants and agreements made by any party to this Agreement or pursuant hereto shall be deemed to be material and to have been relied upon by the parties hereto and shall survive the Closing; provided, however, that notice of any claim against the Purchaser or Seller, whether made under the indemnification provisions hereof or otherwise, based on a breach of a representation, warranty, covenant or agreement must be given within one year from the Closing Date. The representations and warranties hereunder shall not be affected or diminished by any investigation at any time by or on behalf of the party for whose benefit such representations and warranties were made. No representation or warranty contained herein shall be deemed to be made at any time after the date of this Agreement.

10.      INDEMNIFICATION OF PURCHASER.

         Subject to the limitations set forth in Sections 9 and 12, the Seller shall indemnify and hold Purchaser harmless from, against, for and in respect of:

         (a) any and all damages, losses, settlement payments, obligations, liabilities, claims, actions or causes of action and encumbrances suffered, sustained, incurred or required to be paid by Purchaser because of the breach of any written representation, warranty, agreement or covenant of the Seller contained in this Agreement;

         (b) any and all liabilities, obligations, claims and demands arising out of the ownership and operation of the Stations at all times prior to the Closing Date (other than the contractual liabilities specifically assumed as set forth in Section 1.2 hereto); and

         (c) all reasonable costs and expenses (including, without limitation, attorneys' fees, interest and penalties) incurred by Purchaser in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters indemnified against in this Section 10.

11.      INDEMNIFICATION OF SELLER.

         Subject to the limitations set forth in Sections 9 and 12, Purchaser shall indemnify and hold the Seller harmless from, against, for and in respect of:

         (a) any and all damages, losses, settlement payments, obligations, liabilities, claims, actions or causes of action and encumbrances suffered, sustained, incurred or required to be paid by the Seller because of the breach of any written representation, warranty, agreement or covenant of Purchaser contained in this Agreement;

         (b) any and all liabilities, obligations, claims and demands arising out of the ownership and operation of the Stations on and after the Closing Date, except to the extent the same arises from a breach of any written representation, warranty, agreement or covenant of the Seller contained in this Agreement or any document, certificate or agreement executed in connection with this Agreement;

         (c) any of the Assumed Contracts specifically assumed as set forth in Section 1.2; and

         (d) all reasonable costs and expenses (including, without limitation, attorneys' fees, interest and penalties) incurred by the Seller in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters indemnified against in this Section 11.

12.      GENERAL RULES REGARDING INDEMNIFICATION.

         The obligations and liabilities of each indemnifying party hereunder with respect to claims resulting from the assertion of liability by the other party or indemnified third parties shall be subject to the following terms and conditions:

         (a) The indemnified party shall give prompt written notice (which in no event shall exceed 30 days from the date on which the indemnified party first became aware of such claim or assertion) to the indemnifying party of any claim which might give rise to a claim by the indemnified party against the indemnifying party based on the indemnity agreements contained in Section 10 or 11 hereof, stating the nature and basis of said claims and the amounts thereof, to the extent known;

         (b) If any action, suit or proceeding is brought against the indemnified party with respect to which the indemnifying party may have liability under the indemnity agreements contained in Section 10 or 11 hereof, the action, suit or proceeding shall, upon the written acknowledgment by the indemnifying party that it is obligated to indemnify under such indemnity agreement, be defended (including all proceedings on appeal or for review which counsel for the indemnified party shall deem appropriate) by the indemnifying party. The indemnified party shall have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be at the indemnified party's own expense unless (A) the employment of such counsel and the payment of such fees and expenses both shall have been specifically authorized in writing by the indemnifying party in connection with the defense of such action, suit or proceeding, or (B) counsel to such indemnified party shall have reasonably concluded and specifically notified the indemnifying party that there may be specific defenses available to it which are different from or additional to those available to the indemnifying party or that such action, suit or proceeding involves or could have an effect upon matters beyond the scope of the indemnity agreements contained in Sections 10 and 11 hereof, in any of which events the indemnifying party, to the extent made necessary by such defenses, shall not have the right to direct the defense of such action, suit or proceeding on behalf of the indemnified party. In the latter such case only that portion of such fees and expenses of the indemnified party's separate counsel reasonably related to matters covered by the indemnity agreements contained in Section 10 or 11 hereof shall be borne by the indemnifying party. The indemnified party shall be kept fully informed of such action, suit or proceeding at all stages thereof whether or not it is represented by separate counsel.

         (c) The indemnified party shall make available to the indemnifying party and its attorneys and accountants all books and records of the indemnified party relating to such proceedings or litigation and the parties hereto agree to render to each other such assistance as they may reasonably require of each other in order to ensure the proper and adequate defense of any such action, suit or proceeding.

         (d) The indemnified party shall not make any settlement of any claims without the written consent of the indemnifying party, which consent shall not be unreasonably withheld or delayed.

         (e) If any claims are made by third parties against an indemnified party for which an indemnifying party would be liable, and it appears likely that such claims might also be covered by the indemnified party's insurance policies, the indemnified party shall make a timely claim under such policies and to the extent that such party obtains any recovery from such insurance, such recovery shall be offset against any sums due from an indemnifying party (or shall be repaid by the indemnified party to the extent that an indemnifying party has already paid any such amounts). The parties acknowledge, however, that if an indemnified party is self-insured as to any matters, either directly or through an insurer which assesses retroactive premiums based on loss experience, then to the extent that the indemnified party bears the economic burden of any claims through self-insurance or retroactive premiums or insurance ratings, the indemnifying party's obligation shall only be reduced by any insurance recovery in excess of the amount paid or to be paid by the indemnified party in insurance premiums.

         (f) No claim or indemnification shall be made unless and until the indemnified party has first incurred, in the aggregate, damages, losses and expenses for which it would be entitled to be indemnified hereunder of at least $25,000.

         (g) Except as herein expressly provided, the remedies provided in Sections 10 through 12 hereof shall be cumulative and shall not preclude assertion by any party of any other rights or the seeking of any other rights or remedies against any other party hereto.

13. TERMINATION. This Agreement may be terminated by the mutual consent of Purchaser and Seller, or by either Purchaser or Seller, if the terminating party is not then in material breach of its obligations hereunder, upon written notice to the other upon the occurrence of any of the following:

         (a) By the terminating party, if the other party is in material breach of its obligations hereunder, and such breach has not been cured by the other party within 30 days of written notice of such breach (or such longer period of time if the breach cannot be reasonably cured within 30 days and the breaching party is diligently attempting to cure such breach);

         (b) If the FCC designates the FCC Application contemplated by
Section 2.2(b) hereof for hearing at any time; or

         (c) If the Closing has not occurred on or before June 30, 2000.

14. RISK OF LOSS. The Seller shall bear the risk of all damage to, loss of or destruction of any of the Purchased Assets between the date of this Agreement and the Closing Date. If any material portion of the Purchased Assets shall suffer any material damage or destruction prior to the Closing Date, the Seller shall promptly notify the Purchaser in writing of such damage or destruction, shall promptly take all necessary steps to restore, repair or replace such assets at its sole expense, and shall advise the Purchaser in writing of the estimated cost to complete such restoration, repair or replacement and all amounts actually paid as of the date of the estimate. The Purchaser or Seller may extend the Closing Date for a period not exceeding 45 days to accomplish such restoration, repair or replacement, but is not required to do so. If such restoration, repair or replacement is not accomplished prior to the Closing Date, as the same may be extended as provided herein, the Purchaser may, at its option:

         (a)      terminate this Agreement upon written notice to Seller; or

         (b) receive all insurance proceeds paid or payable to Seller, close this Agreement and thereafter complete such restoration, repair or replacement at its sole expense; provided, however, Seller shall have no further liabilities with respect to such damage or destruction after payment to Purchaser of such insurance proceeds.

15.      MISCELLANEOUS PROVISIONS.

         15.1 EXPENSES. Except as otherwise expressly provided herein, each party shall pay the fees and expenses incurred by it in connection with the transactions contemplated by this Agreement. If any action is brought for breach of this Agreement or to enforce any provision of this Agreement, the prevailing party shall be entitled to recover court costs and reasonable attorneys' fees.

         15.2 PRORATIONS. All items of income and expense arising from the operation of the Stations with respect to the Purchased Assets and the Assumed Contracts on or before the close of business on the Closing Date shall be for the account of the Seller and thereafter shall be for the account of the Purchaser. Proration of the items described below between the Seller and the Purchaser shall be effective as of 11:59 p.m., local time, on such date and shall occur as follows with respect to those rights, liabilities and obligations of the Seller transferred to and assumed by the Purchaser hereunder.

         (a) Liability for state and local taxes assessed on the Purchased Assets payable with respect to the tax year in which the Closing Date falls and the annual FCC regulatory fee for the Stations payable with respect to the year in which the Closing Date falls shall each be prorated as between the Seller and the Purchaser on the basis of the number of days of the tax year elapsed to and including such date.

         (b) Prepaid items, deposits, credits and accruals such as water, electricity, telephone, other utility and service charges, lease expenses, license fees (if any) and payments under any contracts to be assumed by the Purchaser shall be prorated between the Seller and the Purchaser on the basis of the period of time to which such liabilities, prepaid items and accruals apply.

All prorations shall be made and paid insofar as feasible on the Closing Date; any prorations not made on such date shall be made as soon as practicable (not to exceed 90 days) thereafter. The Seller and the Purchaser agree to assume, pay and perform all costs, liabilities and expenses allocated to each of them pursuant to this Section 15.2.

         15.3 AMENDMENT. This Agreement may be amended at any time but only by an instrument in writing signed by the parties hereto (it being understood that email does not constitute a signed writing).

         15.4 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if mailed by certified mail, return receipt requested, or by nationally recognized "next-day" delivery service, to the parties at the addresses set forth below (or at such other address for a party as shall be specified by like notice), or sent by facsimile to the number set forth below (or such other number for a party as shall be specified by proper notice hereunder):

If to the Purchaser:

         3102 Oak Lawn, Suite 215
         Dallas, Texas 75219
         Attn: Jeffrey T.  Hinson, Senior Vice President and
               Chief Financial Officer
         Fax: (214) 525-7750

If to the Seller:

         1400 Lake Hearn Drive
         Atlanta, Georgia 30319
         Attn: Maritza Pichon, Chief Financial Officer
         Fax: (404) 843-5890

         15.5 ASSIGNMENT. This Agreement may not be assigned by either party without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that Purchaser may assign its rights to one or more subsidiaries This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs and permitted assigns.

         15.6 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         15.7 HEADINGS. The headings of the Sections of this Agreement are inserted for convenience only and shall not constitute a part hereof.

         15.8 ENTIRE AGREEMENT. This Agreement and the documents referred to herein contain the entire understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, warranties, conveyances or undertakings other than those expressly set forth herein. This Agreement supersedes any prior agreements and understandings between the parties with respect to the subject matter.

         15.9 WAIVER. No attempted waiver of compliance with any provision or condition hereof, or consent pursuant to this Agreement, will be effective unless evidenced by an instrument in writing by the party against whom the enforcement of any such waiver or consent is sought.

         15.10 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. Venue with respect to any dispute or controversy shall be proper only in Wilmington, Delaware.

         15.11 CERTAIN DEFINITIONS. As used in this Agreement, "affiliates" of a party shall mean persons or entities that directly, or indirectly through one or more intermediaries, control or are controlled by, or are under common control with, such party.

         15.12 INTENDED BENEFICIARIES. The rights and obligations contained in this Agreement are hereby declared by the parties hereto to have been provided expressly for the exclusive benefit of such entities as set forth herein and shall not benefit, and do not benefit, any unrelated third parties.

         15.13 MUTUAL CONTRIBUTION. The parties to this Agreement and their counsel have mutually contributed to its drafting. Consequently, no provision of this Agreement shall be construed against any party on the ground that such party drafted the provision or caused it to be drafted or the provision contains a covenant of such party.

                         [signatures on following page]

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                          PURCHASER:
                          Hispanic Broadcasting Corporation


                          By:      /s/ Jeffrey T. Hinson
                             -------------------------------
                                   Jeffrey T. Hinson
                                   Senior Vice President and
                                   Chief Financial Officer


                          SELLER:
                          Cox Radio, Inc.

                          By:      /s/ Robert F. Neil
                             -------------------------------
                          Name:    Robert F. Neil
                                ----------------------------
                          Title:   President/CEO
                                ----------------------------